CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Annual Report of Atna Resources Ltd. on Form 20-F of our report dated on March 23, 2011, relating to the consolidated financial statements of the Company for the year ended December 31, 2010.

/s/ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado
March 23, 2011